Exhibit J(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 12, 2024, relating to the financial statements and financial highlights of Principal Street High Income Municipal Fund and Principal Street Short Term Municipal Fund, each a series of Managed Portfolio Series, (each respectively acquired by Easterly ROCMuni High Income Municipal Bond Fund and Easterly ROCMuni Short Term Municipal Bond Fund, each a series of James Alpha Funds Trust D/B/A Easterly Funds Trust) for the year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin December 31, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board